EXHIBIT 10.1

CAPSTONE GREEN ENERGY CORPORATION

Transaction Support Agreement

This Transaction Support Agreement (together with the exhibits and schedules attached hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “TSA” or this “Agreement”),1 dated as of September 28, 2023, is entered into by and among the following parties:

(i)	Capstone Green Energy Corporation (“Capstone”) and those certain additional subsidiaries of Capstone listed on Schedule 1 hereto (such subsidiaries and Capstone each a “Debtor” and, collectively, the “Debtors” or the “Company”); and
(ii)	Broad Street Credit Holdings LLC (the “Purchaser”) as the undersigned holder of claims (the “Pre-Petition Secured Claims”) arising under that certain Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, modified, supplemented, or replaced from time to time, the “Note Purchase Agreement”), by and among Goldman Sachs Specialty Lending Group, L.P. (in such capacity, the “Collateral Agent”), the Purchaser, the Debtors and other parties thereto.

This Agreement collectively refers to the Debtors and the Purchaser as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties have in good faith and at arms’ length negotiated and agreed to certain restructuring transactions (the “Restructuring”) on the terms set forth in this Agreement and as specified in the joint chapter 11 plan for the Debtors in the form and substance attached hereto as Exhibit A (as amended, supplemented, or otherwise modified from time to time in accordance herewith, the “Plan”) and incorporated herein by reference pursuant to Section 2 hereof, which Restructuring will be implemented through jointly administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in accordance with the Milestones set forth in Section 8 of this Agreement;

WHEREAS, as of the date hereof, the Purchaser holds no less than 100% of the outstanding Pre-Petition Secured Claims; and

[1]

Unless otherwise noted, capitalized terms used but not immediately defined herein shall have the meanings ascribed to them at a later point in this Agreement or in the Plan (as defined herein), as applicable.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1.TSA Effective Date.  This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “TSA Effective Date”) that (a) this Agreement has been executed by all of the following: (i) each Debtor, and (ii) the Purchaser; and (b) the Debtors shall have paid and reimbursed all reasonable and documented fees and expenses of (i) Cleary Gottlieb Steen & Hamilton LLP, as counsel to the Purchaser; and (ii) Deloitte Transactions & Business Analytics LLP, as financial advisor to the Purchaser, in each case, to the extent outstanding as of the date hereof and incurred in connection with, or arising as a result of, the Note Purchase Agreement, the Restructuring, the Plan, or the Chapter 11 Cases, as applicable, and invoiced to the Debtors on or prior to the date hereof.
2.Exhibits and Schedules Incorporated by Reference.  Each of the exhibits attached hereto and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.
3.Definitive Documents.
(a)The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documents”) shall include:
(i)the Plan and all exhibits thereto, including any Plan Supplement;
(ii)the Confirmation Order;
(iii)the Disclosure Statement;
(iv)the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”);
(v)(a) the order, whether interim or final, authorizing the Debtors to use cash collateral and obtain debtor-in-possession financing (the “DIP Order”), and (b) any related debtor-in-possession note purchase agreement and all related documentation regarding the debtor-in-possession financing (collectively, the “DIP Facility Documents”);
(vi)any contract between or among two or more Debtors whereby Capstone grants to any Debtor Subsidiary a license or other right to use the Capstone Trademarks (collectively, the “Intercompany IP Documents”);

(vii)materials with respect to the Series A preferred units of New Subsidiary issued on or about the Effective Date (“New Subsidiary Preferred Units”);
(viii)all “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court and seeks to have heard on an expedited basis at the “first-day hearing” in the Chapter 11 Cases and any proposed orders related thereto;
(ix)any other material pleadings or material motions the Debtors intend to file with the Bankruptcy Court in connection with the Chapter 11 Cases, and all orders sought pursuant thereto, including (a) any and all motions filed to assume, assume and assign, or reject an executory contract or unexpired lease and the order or orders of the Bankruptcy Court approving such motions and (b) any and all motions seeking approval of a management incentive plan and the order or orders of the Bankruptcy Court approving such motions; and
(x)to the extent not included, any motions and related proposed orders seeking approval of each of the above.
(b)The Definitive Documents identified in Section 3(a) not executed or in a form attached to this Agreement will, after the TSA Effective Date, remain subject to negotiation and completion.  The Definitive Documents shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and otherwise be in form and substance acceptable to the Purchaser.
4.Restructuring.   The Restructuring will be consummated through the Chapter 11 Cases in the Bankruptcy Court pursuant to the Plan.  On the Effective Date, in accordance with the terms of the Plan, among other things more specifically set out in the Plan:
(a)	Capstone and the Capstone Subsidiaries will enter into an IP Assignment Agreement;
(b)	All of Capstone’s liabilities and assets (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt and obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets and described in the Plan Supplement) shall be transferred to New Subsidiary;
(c)	New Subsidiary shall issue the New Subsidiary Preferred Units and the New Subsidiary Common Units to Capstone;
(d)	Capstone shall contribute all New Subsidiary Common Units to Capstone Turbine International;
(e)	Capstone Turbine International shall contribute all assets held by Branch Office - UK to New Subsidiary;

(f)	Capstone Turbine International shall become a public company and shall be re-named Capstone Green Energy Corporation and be the successor to Capstone with respect to its businesses and/or assets and related liabilities (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt and obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets), and is intended to be the successor to Capstone for purposes of Securities and Exchange Commission registration, and shall be the successor with respect to any Claims against, or Interest in, Capstone and any Debtor subsidiary; provided that, for the avoidance of doubt Capstone Turbine International shall not be the successor to Capstone for United States federal, state or local income tax purposes and shall not be the successor to Capstone with respect to the employment of the directors, officers, and employees of the Debtors or relating to any Employment Obligations (as defined in the Plan);
(g)	Capstone shall become a private company that shall continue to own the Retained Assets and the New Subsidiary Preferred Units and have no liabilities relating to, arising under or in connection with any Claims against, or Interest in, any Debtor;
(h)	The Pre-Petition Secured Party shall receive one hundred percent (100%) of the equity interests in Reorganized PrivateCo in exchange for an agreed-upon portion of its Pre-Petition Secured Claim and, in its capacity as DIP Purchaser, an agreed-upon portion of its DIP Claim, in accordance with the terms of the Plan;
(i)	Existing shareholders of Capstone shall receive one hundred (100%) percent of the Reorganized PublicCo Equity, subject to any dilution from any stock issued pursuant to the EIP, including the Key Individual Retention Shares;
(j)	Reorganized PrivateCo and Reorganized PublicCo will enter into the License Agreement; and
(k)	Reorganized PrivateCo and Reorganized PublicCo and/or New Subsidiary will enter into the Services Agreement.
5.New Subsidiary Preferred Units.  The New Subsidiary Preferred Units will rank senior to the New Subsidiary Common Units.  The rest of the terms of the New Subsidiary Preferred Units shall be set forth in a term sheet therefor, which shall be attached as Exhibit C hereto (the “Preferred Units Term Sheet “) (all on terms satisfactory to Purchaser).
6.Reorganized PublicCo Board.  The Plan provides and the Confirmation Order shall provide that the members of (i) the board of directors of Reorganized PublicCo (the “Reorganized PublicCo Board”) shall be selected by the existing board of directors, (ii) the board of directors of New Subsidiary shall be selected by the Reorganized PublicCo Board, and (iii) the board of directors of Reorganized PrivateCo shall be selected by Purchaser.
7.Equity Incentive Plan; Hold Harmless.  The Company, Reorganized PublicCo Board and/or the members of New Subsidiary, as applicable, shall enter into an equity incentive plan (“EIP”) in form and substance acceptable to DIP Purchaser and Purchaser in connection with or following the Effective Date. In connection with the issuance of certain nonvoting common shares of Capstone Turbine International to certain employees and directors of Capstone prior the Petition Date (the “Key Individual Retention Shares”), the Purchaser and Capstone shall work in good faith to provide funding to pay individual recipients of the Key Individual Retention Shares an amount of cash sufficient to “gross them up” for taxable income in connection with the issuance of such Key Individual Retention Shares.
8.Milestones.  As provided in and subject to Section 15 hereof, the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):2
(a)no later than September 28, 2023 at 11:59 p.m. (prevailing Eastern Time), each of the Debtors shall commence the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such filing date, the “Petition Date”);
(b)no later than the Petition Date, the Debtors shall have filed with the Bankruptcy Court:
(i)the Plan;
(ii)the Disclosure Statement;
(iii)a motion seeking, among other things, entry of an order (a) approving the procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, (b) approving the Solicitation Materials, and (c) scheduling the hearing to consider final approval of the Disclosure Statement and confirmation of the Plan (the “Confirmation Hearing”);
(iv)a motion seeking approval of the DIP Facility (to be requested to be heard on shortened time); and
(v) any “first day” motions;

each of which shall be in form and substance acceptable to the Purchaser.

(c)no later than three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered an interim order approving the DIP Facility, which order shall be in form and substance acceptable to the Purchaser;

2     In computing any period of time prescribed or allowed under this Agreement, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.

(d)	no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the final order approving the DIP Facility, which order shall be in form and substance acceptable to the Purchaser;
(e)	no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have held the Confirmation Hearing and entered an order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”), which Confirmation Order shall be in form and substance acceptable to the Purchaser;
(f)	no later than forty-two (42) calendar days after the Petition Date, the Plan shall become effective (the “Effective Date”);

Each of the Milestones may be extended or waived with the express prior written consent of the Purchaser.

9.Solicitation of the Plan.  The only solicited class will be the Pre-Petition Secured Claims.  All other classes will be either (a) unimpaired and deemed to accept the Plan or (b) impaired and deemed to reject the Plan.  Existing shareholders of the Company shall be deemed to reject the Plan.  “Pre-Petition Secured Claims” means all claims against the Company in respect of the Purchaser’s secured, first lien debt under the Note Purchase Agreement excluding any DIP Claim on account of the DIP Roll Up Notes.  In accordance with the terms of the Plan, the Purchaser shall exchange its Pre-Petition Secured Claim for the Pre-Petition Claims Equitization Percentage (as defined in the Plan) of the equity interests in Reorganized PrivateCo.
10.Releases.  The Plan provides for releases of any and all causes of action or other claims that the Debtors may have against their current officers and directors (the “D&O Releases”); provided, however, that such releases with respect to any officers and/or directors who are currently the subject of the ongoing investigation by an independent law firm shall be subject to the completion of such investigation.  The Plan also provides for the release of any and all causes of action against Purchaser and its affiliates.
11.Exit Financing.  Reorganized PublicCo and/or New Subsidiary shall become obligors under an exit financing facility (the “Exit Financing”) consisting of (i) a roll up of up to  $12 million (plus any fees and accrued and unpaid interest) of the DIP New Money Notes (as defined in the DIP Term Sheet) outstanding (the “Exit Roll Up Tranche 1”), (ii) an additional $5 million new money committed revolving loan (the “Exit Revolver”), (iii) roll up term loans of $5,000,000 (plus any accrued and unpaid interest) of the Prepetition Roll Up Notes (as defined in the Exit Financing Term Sheet) (“Exit Roll Up Term Loans 2”); (iii) roll up term loans of $3,000,000 (plus any accrued and unpaid interest) of Pre-Funding Roll Up Notes (as defined in the Exit Financing Term Sheet) (the “Exit Roll Up Term Notes 3”, and together with the Exit Roll Up Loans 1 and Exit Roll Up Loans 2, the “Exit Term Loans”). The Exit Financing credit documents will provide for a $10 million uncommitted incremental facility and up to a $10 million asset-based revolver debt basket (“ABL Facility”) with terms and conditions to be mutually agreed for each; provided (i) any ABL Facility will be able to prime obligations under the Exit Financing with respect to the Exit Roll Up Tranche 1, the Exit Roll Up Tranche 2 and Exit Roll Up Tranche 3 as to the collateral securing the ABL Facility and be granted liens on other assets, which liens shall be junior only to the liens securing the Exit Financing and (ii) the proceeds of such ABL Facility will not be subject to or otherwise trigger any mandatory prepayment obligations of the Exit Financing or any other claims of the Purchaser, provided that, as a condition to entry into the ABL Facility, the Borrower shall repay any amounts outstanding with respect to the Exit Revolver in full in cash.  Interest on the Exit Financing shall be described in the term sheet attached hereto as Exhibit D (the “Exit Financing Term Sheet”).
12.DIP Claims.  As set forth in the DIP Term Sheet and Exit Financing Term Sheet, DIP Claims in respect of the DIP Roll Up Notes shall be partially equitized in exchange for the DIP Claims Equitization Percentage (as defined in the Plan) of the equity interests in Reorganized PrivateCo and partially rolled into the Exit Financing.  All DIP Claims in respect of the DIP New Money Notes shall be rolled into the Exit Financing.  “DIP Claim” means all Claims pursuant to the DIP Facility (as defined below).
13.Equity Holders.  Existing holders of public stock in Capstone shall receive one hundred percent (100%) of the equity in Reorganized PublicCo on a pro-rata basis, subject to dilution from any shares issued pursuant to the EIP, including the Key Individual Retention Shares.
14.Commitment of Purchaser.  The Purchaser agrees to:
(a)vote to accept, and not object to or otherwise interfere with, the Plan and not support any alternative plan or other disposition of the Company or any of its assets except as set forth in this Agreement;
(b)provide a DIP facility (the “DIP Facility”) consistent with the DIP facility described in the term sheet attached hereto as Exhibit B (the “DIP Term Sheet”) and consent to the Debtors’ use of cash collateral, subject to the terms of the DIP Order; provided that the DIP Order will, among other things:
(i)impose covenants:
(A)requiring agreed-upon reporting by the Debtors;
(B)requiring the Company to satisfy the Milestones;
(C)prohibiting the Debtors’ use of cash except as permitted by a budget (the “Budget”) to be approved by Purchaser or an affiliate of Purchaser in its capacity as administrative agent of the DIP Facility (in such capacity, the “DIP Agent”);
(D)granting the DIP Agent reasonable access to information and diligence; and
(E)requiring payment of the DIP Agent’s and the Purchaser’s reasonable fees and expenses without court approval (provided that the Debtors are given a general description of the services performed);

(ii)modify the stay to the extent necessary to permit the Purchaser to terminate upon termination of this Agreement; and
(c)commit to fund the DIP Facility, subject to customary conditions precedent and other terms and conditions.

The Purchaser’s obligations under this Agreement are subject to the entry of the DIP Order (whether interim or final) approving the DIP Facility and use of cash collateral in form and substance acceptable to the DIP Agent, which shall be consistent in all respects with this Agreement, including the DIP Term Sheet.

Nothing in this Agreement and neither a vote to accept the Plan by Purchaser nor the acceptance of the Plan by Purchaser shall (w) be construed to prohibit Purchaser from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising rights or remedies specifically reserved herein, (x) be construed to limit Purchaser’s rights under any applicable agreement (including the Note Purchase Agreement), and/or applicable law or to prohibit Purchaser from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the TSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, (y) impair or waive the rights of Purchaser to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court, or (z) require the DIP Agent to increase the size of the DIP Facility or its commitments thereunder, including, without limitation, to fund costs or expenses incurred by the Debtors.  For the avoidance of doubt, nothing in this Section 14 shall require Purchaser to (1) incur any expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in unreimbursed expenses, liabilities, or other obligations owed to or by Purchaser, or (2) provide any information that it determines, in its discretion, to be commercially sensitive, confidential, or privileged.

15.Commitment of the Debtors.  Each of the Debtors shall:
(a)prepare a disclosure statement (the “Disclosure Statement”) in form and substance reasonably acceptable to the Purchaser and use it to solicit Purchaser’s vote on the Plan;
(b)propose and seek to effectuate the Plan and not seek, solicit or support, whether directly or indirectly, any Alternative Transaction;
(c)promptly provide to the Purchaser’s advisors a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for an Alternative Transaction, including, without limitation, any offers, proposals, letters of intent, draft or final agreements, or similar documents, in each case, within one (1) Business Day of any Debtor’s receipt of such offer or proposal;
(d)unless a third party offers non-priming financing on better terms or priming financing on better terms to the extent the Purchaser consents thereto, use commercially reasonable efforts to obtain entry of the DIP Order (whether interim or final), including authorization for the continued use of cash collateral order on terms acceptable to the Purchaser, in accordance with the Milestones, and perform all obligations of the Debtors under the DIP Order if and when entered by the Bankruptcy Court and any other DIP Facility Documents, each in form and substance acceptable to the DIP Agent;
(e)promptly provide written notice to the Purchaser’s advisors of (i) the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge which occurrence or failure would be likely to cause any condition precedent contained in this Agreement not to occur or become impossible to satisfy, (ii) any Debtor’s receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) any Debtor’s receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the transactions contemplated by this Agreement or the Restructuring, or (iv) a failure of the Debtors to comply in any respect with a covenant or agreement to be complied with or by it hereunder;
(f)(i) support and complete the Restructuring set forth in the Plan and this Agreement, (ii) negotiate in good faith all Definitive Documents that are subject to negotiation as of the TSA Effective Date, (iii) take all steps reasonably necessary for the Plan to be confirmed, for the Effective Date to occur, and for the Plan to be substantially consummated, as that phrase is defined in section 1101(2) of the Bankruptcy Code, in accordance with the Milestones, and (iv) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary or required for the implementation or consummation of the Restructuring or approval by the Bankruptcy Court of the Definitive Documents;
(g)use commercially reasonable efforts to obtain approvals of releases, which shall be effective upon the Effective Date, of the Parties as contemplated herein, provided the granting of the D&O Releases (as defined below) is in compliance with the fiduciary duties owed by the Debtors;
(h)refrain from taking any action not required by law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan or the DIP Order, or that is otherwise inconsistent with the express terms of this Agreement, the Plan or the DIP Order (if any when entered by the Bankruptcy Court);
(i)comply with all budget and reporting covenants, subject to customary cure and variance provisions;
(j)satisfy the Milestones;
(k)promptly provide due diligence information pertaining to the Debtors upon the Purchaser’s reasonable request, including, but not limited to, providing the Purchaser’s representatives access to the Debtors’ properties, books and records as reasonably requested;
(l)not seek approval of the Bankruptcy Court, or otherwise approve, of any employee retention payment, management incentive plan, or executive employment arrangement, in each case, without the prior written consent of the Purchaser;
(m)not take any action that is inconsistent with, or is intended to interfere with, the consummation of the Restructuring;
(n)provide the Purchaser draft copies of (i) the petitions commencing the Chapter 11 Cases, the Plan, the Disclosure Statement, any Plan supplement, any pleading related to the DIP Facility and any proposed order confirming the Plan at least four (4) calendar days prior to filing and (ii) any other pleadings in the Chapter 11 Cases including, without limitation, “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court, at least two (2) Business Days prior to filing, which pleadings and documents shall be in form and substance acceptable to Purchaser; and
(o)pay all reasonable and documented out-of-pocket fees and expenses of Purchaser related to the Chapter 11 Cases.

An “Alternative Transaction” means (a) any proposal or offer from any person or any purchase, sale, issuance, acquisition, repurchase, exchange or other disposition of any assets, securities, assets, or indebtedness of the Debtors (including, without limitation, a merger or similar transaction involving the Debtors), in each case, other than as contemplated by the Plan, or (b) any refinancing, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization or other comprehensive restructuring involving the Debtors, in each case, other than the Plan.

16.Purchaser Termination Events.  The Purchaser shall have the right, but not the obligation, upon written notice to the Debtors, to terminate its obligations under this Agreement upon three (3) Business Days’ notice of the occurrence of one or more of the following events (each a “Purchaser Termination Event”), in which case this Agreement shall terminate with respect to all Parties:
(a)the failure of the Company to meet any of the Milestones in Section 8 unless such Milestone is extended by the Purchaser in accordance with Section 8;

(b)the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) of the Bankruptcy Code, conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or dismissal of any of the Chapter 11 Cases;
(c)the appointment of any committee pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases;
(d)any Debtor (i) files, amends, or modifies, or files a pleading seeking authority to amend or modify the Definitive Documents in a manner that is inconsistent with this Agreement or (ii) announces that it will no longer support the Restructuring, in each case, without the prior written consent of the Purchaser;
(e)a material breach by a Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after the receipt by the Debtors of notice and description of such breach;
(f)the termination of the Debtors’ exclusive periods to file a plan or solicit acceptances thereof;
(g)any variance, breach or other violation of the Budget that is not a permitted variance, subject to the DIP Facility;
(h)the commencement of any actions by the Debtors or a third party to challenge any liens of the Purchaser or any transactions with the Purchaser;
(i)the Company’s attempt to enter or entry into any pari passu or priming DIP loan other than in accordance with this Agreement;
(j)any sale of the Company’s assets outside of the ordinary course without consent of the Purchaser (other than as permitted under the DIP Term Sheet or other DIP Facility Documents);
(k)the Company’s approval of any new employee retention payments, management incentive plans, or executive employment arrangements without consent of the Purchaser, other than the EIP;
(l)(i) a default or an “Event of Default” (as defined in the DIP Term Sheet or other DIP Facility Documents) under the DIP Facility Documents or (ii) the “Maturity Date” (as defined in the DIP Term Sheet or other DIP Facility Documents) under the DIP Facility Documents without the Plan having been substantially consummated; or
(m)either (i) any Debtor files a motion, application, or adversary proceeding (or any Debtor supports any such motion, application, or adversary proceeding filed or commenced by any third party) asserting any cause of action against and/or with respect or relating to the Pre-Petition Secured Claims or any rights held by the

Purchaser; or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of Purchaser with respect to any of the foregoing causes of action or proceedings.
17.Debtor Termination Events.  Each Debtor may, upon notice to the Purchaser, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, the occurrence of a Debtor Termination Event:
(a)a material breach by the Purchaser of any representation, warranty, or covenant of Purchaser set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Purchaser of notice and description of such breach;
(b)the board of directors, or such similar governing body of any Debtor, receives a bona fide binding proposal (or enters into a definitive agreement) for an Alternative Transaction that provides for payment in full in cash of all obligations under the DIP Facility and all Pre-Petition Secured Claims on the timeline contemplated by this Agreement; provided that the Company may exercise this termination right (the “Fiduciary Out”) only if the Company receives a bona fide binding proposal (or enters into a definitive agreement) for an Alternative Transaction that will provide for payment in full in cash of all obligations under the DIP Facility and all Pre-Petition Secured Claims; provided that the Company may exercise the Fiduciary Out only after (a) receiving advice of outside counsel and financial advisors and consultation with the Purchaser and (b) providing notice to the Purchaser of at least three (3) Business Days prior to the exercise of the foregoing termination right.
(c)the Purchaser terminates its obligations under and in accordance with this Agreement; or
(d)the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring.
18.Mutual Termination; Automatic Termination.  This Agreement and the
obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) the Purchaser (the “Mutual Termination Event” and together with the Purchaser Termination Events and the Debtor Termination Events, the “Termination Events”).  This Agreement shall terminate automatically upon the occurrence of the Effective Date.
19.Effect of Termination.  The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 16, 17, or 18 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.”  Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Parties shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall remain in full force and effect and not be prejudiced in any way by such termination; (b) the Debtors’ obligations in Section 21 of this Agreement accrued up to and including such Termination Date; and (c) Sections 19, 22, 24, 25, 26, 27, 28, 29, 31, 32, 33, 39, 40 and 41 hereof.  The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.  Upon the Termination Date, any and all ballots tendered by the Purchaser in respect of the Plan before the Termination Date shall be deemed, for all purposes, to be void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.
20.Transfers of Claims and Interests.  Purchaser shall not (a) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of Purchaser's claims against any Debtor subject to this Agreement, as applicable, in whole or in part, or (b) deposit any of Purchaser's claims against any Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims (the actions described in clauses (a) and (b) are collectively referred to herein as a “Transfer” and the Purchaser making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a joinder agreement substantially in the form attached hereto as Exhibit E (the “Joinder Agreement”). With respect to claims against or interests in a Debtor held by the relevant transferee, upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of Purchaser as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations.
21.Fees and Expenses.  Subject to Section 19, the Debtors shall pay or reimburse when due all reasonable and documented fees and expenses of Purchaser incurred in connection with, or arising as a result of, the Note Purchase Agreement, the DIP Facility Documents, the Restructuring, the Plan, or the Chapter 11 Cases (regardless of whether such fees and expenses were incurred before or after the Petition Date).
22.Consents and Acknowledgments.  Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for acceptances to the Plan.  The acceptance of the Plan by the Purchaser will not be solicited until the Purchaser has received the Disclosure Statement and related ballot, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code.

23.Representations and Warranties.
(a)Purchaser hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, as of the date hereof:
(i)it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(ii)the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;
(iii)the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, bylaws, or other organizational documents in any material respect;
(iv)subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;
(v)it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring and to accept the terms of the Plan;
(vi)the Pre-Petition Secured Claims held by Purchaser are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way Purchaser’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and
(vii)it (a) is the sole owner of the Pre-Petition Secured Claims held by it; and (b) is entitled to all of the rights and economic benefits of such Pre-Petition Secured Claims.
(b)Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(ii)the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;
(iii)the execution and delivery by it of this Agreement does not (a) violate its certificates of incorporation, bylaws, or other organizational documents, or (b) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it is a party;
(iv)the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring and filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(v)subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor that is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and
(vi)it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.
24.Survival of Agreement.  Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.
25.Rights and Settlement Discussions.  If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 22, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
26.Waiver and Amendments.  This Agreement, including the Exhibits and Schedules, may not be waived, modified, amended, or supplemented except with the prior written consent of all of the Parties.
27.Relationship Among Parties.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.  The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and neither the Parties nor any group thereof shall constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act.
28.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.  Each Party also agrees that it will not (a) seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief or (b) raise as a defense thereto the necessity of proving the inadequacy of money damages as a remedy.
29.Damages.  Notwithstanding anything to the contrary in this Agreement, none of the Parties or any of their respective successors or assigns shall make a claim against, or seek to recover from, any other Party or the successors, assigns, affiliates, directors, officers, employees, counsel, representatives, agents, or attorneys-in-fact of any of them for any special, indirect, consequential, exemplary, or punitive damages or damages for lost profits in respect of any claim for breach of contract or any other theory of liability arising out of or related to this Agreement.
30.Governing Law & Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.  By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.
31.Waiver of Right to Trial by Jury.  Each of the Parties irrevocably waives any and all right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement.  Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.
32.Successors and Assigns.  Except as otherwise provided herein, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.
33.No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.
34.Notices.  All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing.  Any notice of termination or breach shall be delivered to all other Parties.
(a)If to any Debtor:

Capstone Green Energy Corporation

Attn:John Juric, Chief Financial Officer

16640 Stagg Street

Van Nuys, CA 91406

Email: jjuric@CGRNenergy.com

with a copy to:

Katten Muchin Rosenman LLP

Attn:   Mark D. Wood

Peter A. Siddiqui

525 West Monroe Street

Chicago, IL 60661-3693

Tel:(312) 902-5200

Email:  mark.wood@katten.com

peter.siddiqui@katten.com

(b)If to the Purchaser / DIP Agent:

Sachs Specialty Lending Group, L.P.

Attn:Capstone Turbine Corporation, Account Manager

100 Crescent Court

Suite 1000

Dallas, TX 75201

Email: Matt.Carter@gs.com

Rob.chuchla@gs.com

gs-slg-notices@gs.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

Attn:Sean A. O’Neal

John Veraja

One Liberty Plaza

New York, NY 10006

Tel: (212) 225-2000

Email: soneal@cgsh.com

jveraja@cgsh.com

35.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
36.Entire Agreement.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.
37.Reservation of Rights.
(a)Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any of the other Parties.
(b)Without limiting Sub-Clause (a) of this Section 37 in any way, if the Restructuring is not consummated in the manner set forth, and on the timeline set forth, in this Agreement (taking into account any extension of applicable Milestones pursuant to the terms hereof), or if this Agreement is terminated for any reason in accordance herewith, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 24 of this Agreement.  This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.
38.Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by electronic mail in portable document format (.pdf).
39.Public Disclosure.  This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the TSA Effective Date, the Debtors may make any public disclosure or filing of, or with respect to the subject matter of, this Agreement, including the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of outside legal counsel, is required to be made by applicable law or regulation and (b) after the Petition Date, the Parties may disclose the existence of, the terms of, or a copy of this Agreement without the express written consent of the other Parties.  Notwithstanding anything to the contrary in this Section 39, the Debtors shall submit drafts to the Purchaser of any press release or other public filing that constitutes an initial disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure.
40.Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.
41.Interpretation.  This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

IN WITNESS WHEREOF, this Transaction Support Agreement has been duly executed as of the date first written above.

BROAD STREET CREDIT HOLDINGS LLC

as Purchaser

By:  /s/ Greg Watts

Name: Greg Watts

Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING

GROUP, L.P.

as Collateral Agent

By:  /s/ Greg Watts

Name: Greg Watts

Title: Authorized Signatory

[Signature Page to Transaction Support Agreement]

CAPSTONE GREEN ENERGY CORPORATION

By: ___/s/ John Juric_________________________

Name:   John J. Juric

Title:   Chief Financial Officer

CAPSTONE TURBINE INTERNATIONAL, INC.

By: ___/s/ John Juric_________________________

Name:   John J. Juric

Title:   Chief Financial Officer

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By: ___/s/ John Juric_________________________

Name:   John J. Juric

Title:   Chief Financial Officer

[Signature Page to Transaction Support Agreement]

Schedule 1 to Transaction Support Agreement

Debtor Subsidiaries

1.	Capstone Turbine Financial Services, LLC
2.	Capstone Turbine International, Inc.

Exhibit A to the Transaction Support Agreement

Plan

Exhibit B to the Transaction Support Agreement

DIP Term Sheet

Exhibit C to the Transaction Support Agreement

Preferred Units Term Sheet

Exhibit D to the Transaction Support Agreement

Exit Financing Term Sheet

Exhibit E to the Transaction Support Agreement

Form of Joinder Agreement

Form of Joinder Agreement

This joinder (this “Joinder”) to the Transaction Support Agreement (the “Agreement”),1 dated as of September 28, 2023, by and among (i) Capstone Green Energy Corporation (“Capstone”) and those certain additional subsidiaries of Capstone listed on Schedule 1 to the Agreement, on the one hand, and (ii) the Purchaser, on the other hand, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof).  The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement.
2.Representations and Warranties.  The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 23 of the Agreement to each other Party.
3.Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.
4.Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[1]	Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

[JOINING PARTY]

By: ____________________________________

Name:

Title:

Holdings: $__________________ of Debt

Annex 1 to the Form of Joinder Agreement

Transaction Support Agreement